Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

                      HAUPPAUGE DIGITAL REPORTS FISCAL 2005
                         FIRST QUARTER FINANCIAL RESULTS
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             Quarterly sales increase 28%, net income increases 27%.
       Net income of $0.13 per share versus $0.11 per share in prior year

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HAUPPAUGE,  NY - February 11, 2005 - Hauppauge Digital,  Inc. (NASDAQ:  HAUP), a
leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fiscal first quarter ended December 31, 2004.

FIRST QUARTER RESULTS
---------------------

Net sales were $23.4 million for the first quarter compared to $18.2 million for the previous year's first quarter, an increase of approximately 28%. Increases in sales of our retail personal video recorder products, personal video recorder products for Windows XP Media Center sold to the OEM market and European digital TV receiver products coupled with the increase in the Euro exchange rate were the primary reasons for the sales increase.

Net income for the first fiscal quarter increased to $1,263,689 compared to net income of $992,860 for the first quarter ended December 31, 2003, an increase of 27%. Basic net income per share was $0.14 and diluted net income per share was $0.13, compared to income per share of $0.11 on a basic and diluted basis for the prior year's first quarter.

Gross profit percentage was 22.74% for the first quarter, compared with a gross profit percentage of 25.13% for the previous year's first quarter. The growth of OEM product sales, which yield a lower gross profit than our retail products but do not require the sales, promotion and customer support required of our retail sales, was the primary driver for the gross profit decrease.

Selling, General and Administrative costs increased by $306,439 in the quarter over the year ago period. Selling costs increased due to increased compensation and commission costs related to sales volume, in addition to the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our

European operation. There was a decrease in General and Administrative costs due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation costs mainly due to the resignation of the Company's former President, offset by increased Directors' compensation and higher consulting fees related to the start of Sarbanes-Oxley
Section 404 compliance work and the costs of updating our transfer price study. Spending for research and development increased $147,256, mainly due to the addition of research and development personnel and the opening during fiscal 2004 of a research and development facility in Taiwan.

DISCUSSION OF RESULTS
---------------------

Ken Plotkin, Hauppauge's Chief Executive Officer stated " Sales are historically our strongest during our first quarter, and the first fiscal quarter of 2005 was no exception. Strong OEM sales and increased domestic retail sales in the personal video recorder segment of our business, coupled with a favorable Euro to dollar exchange rate, contributed to our sales increase over the prior year's first quarter. In addition to the seasonal nature of our business, during the first quarter, we started our Sarbanes-Oxley Section 404 internal control compliance work, and the costs of documenting and implementing this compliance program will affect the our results for the remainder of the fiscal year."

ABOUT HAUPPAUGE DIGITAL
-----------------------

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company's Internet web site can be found at http://www.hauppauge.com.

This Quarterly Report contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this Quarterly Report may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2004), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.



                           [ Financial Table Follows ]

                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                       Three Months ended
                                                          December 31,

                                                     2004             2003
                                                     ----             ----

Net Sales                                        $23,360,442       $18,230,298
Cost of Sales                                     18,049,079        13,648,675
                                                  ----------        ----------
Gross Profit                                       5,311,363         4,581,623

Selling, General and Administrative expenses       3,427,055         3,120,616
Research & Development expenses                      557,530           410,274
                                                  ----------        ----------
Income from operations                             1,326,778         1,050,733

Other income (expense):
Interest income                                        1,511             1,739
Foreign currency                                      (8,600)          (11,333)
                                                  ----------        ----------
Total other (expense)                                 (7,089)           (9,594)
                                                  ----------        ----------
Income before income tax expense                   1,319,689         1,041,139
Income tax expense                                    56,000            48,279
                                                  ----------        ----------
Net income                                       $ 1,263,689        $  992,860
                                                  ==========        ==========


Net income per share
Basic                                            $      0.14        $     0.11
Diluted                                          $      0.13        $     0.11
                                                  ==========        ==========

Weighted average shares-basic                      9,277,944         8,880,651
Weighted average shares-diluted                    9,949,381         9,370,081

                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                         December 31,       September 30,
                                                                                            2004                2004
                                                                               ------------------------------------------
 Assets:

 Current Assets:
     Cash and cash equivalents                                                         $   8,427,585       $   8,661,589
     Accounts receivables, net of various allowances                                      15,206,815          13,593,907
     Inventories                                                                          10,750,491           8,477,254
     Prepaid expenses and other current assets                                               782,410             770,745
                                                                               ------------------------------------------
                Total current assets                                                      35,167,301          31,503,495

     Property, plant and equipment, net                                                      517,769             489,370
     Security deposits and other non current assets                                           77,934              77,934
                                                                               ------------------------------------------
                                                                                      $   35,763,004       $  32,070,799
                                                                               ==========================================
 Liabilities and Stockholders' Equity:

 Current Liabilities:
    Accounts payable                                                                  $   14,694,814       $  13,243,966
    Accrued expenses                                                                       4,721,926           4,256,970
    Income taxes payable                                                                     268,769             242,438
                                                                               ------------------------------------------
              Total current liabilities                                                   19,685,509          17,743,374

 Stockholders' Equity
    Common stock $.01 par value; 25,000,000 shares authorized
     9,875,666 and 9,759,465  issued, respectively                                            98,757              97,595
     Additional paid-in capital                                                           13,111,694          12,913,497
     Retained earnings                                                                     3,188,824           1,925,135
     Accumulated other comprehensive income                                                1,279,981             975,511
    Treasury Stock, at cost, 572,067, and 567,067 shares, respectively                    (1,601,761)         (1,584,313)
                                                                               ------------------------------------------
             Total stockholders' equity                                                   16,077,495          14,327,425
                                                                               ------------------------------------------
                                                                                      $   35,763,004       $  32,070,799

                                                                               =========================================

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